Exhibit 10.1


                       HAYES LEMMERZ INTERNATIONAL, INC.
                               OFFICER BONUS PLAN

         Section 1. Purpose of Plan.

         The name of this plan is the Hayes Lemmerz International, Inc. Officer Bonus Plan (the "Plan"). The purpose of the Plan is to provide financial incentive for certain officers of the Company and its Subsidiaries to achieve strategic performance objectives. The Plan is also a vehicle to attract and retain key personnel.

         Section 2. Definitions.

         For purposes of the Plan, the following terms shall be defined as set forth below:

         (a) "Award" means an award pursuant to the provisions of the Plan.

         (b) "Award Agreement" means, with respect to each Award, the written agreement between the Company and a Participant setting forth the terms and conditions of an Award.

         (c) "Base Salary" means an Eligible Recipient's actual annual salary rate. Base Salary shall be determined without regard to bonus, incentive pay, deductions and withholdings.

         (d) "Board" means the board of directors of the Company.

         (e) "Change of Control" means the first of the following events to occur with respect to either (i) the company for whom the Participant is performing services, a company that is the majority shareholder of such a company, or any company in an unbroken chain of companies in which each company is a majority shareholder of another company and ending in the company for whom the Participant is performing services for the events described in (1) or (2) below or (ii) the Company for the events described in (3) below:

                  (1) a person or "group" (as such defined below) becomes the owner, directly or indirectly, of more than 50% of the total voting power of the voting stock; provided, however, that if any person or "group" is considered to own more than 50 percent of the total voting power of the voting stock the acquisition of additional stock by the same person or "group" shall not cause a change of control;

                  (2) the sale, transfer, assignment, conveyance or other disposition, directly or indirectly, of all or substantially all the property to a person or "group" other than a disposition of such property:

                           (a) as an entirety or virtually as an entirety to an
                  entity that is at least 50% directly or indirectly owned by the company;

                           (b) to a shareholder in exchange for or with respect
                  to its stock; or

                           (c) to a person or "group" that owns, directly or
                  indirectly 50% or more of the value or voting power of the outstanding stock of such company, or an entity that is directly or indirectly at least 50% owned by such a person or group; or

                  (3) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election or appointment by the Board or whose nomination for election by the shareholders was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board then in office.

                  For purposes of this section, persons will not be considered to be acting as a "group" solely because they purchase or own stock of the same company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a "group" if they are owners of a company that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the company. If a person, including an entity, owns stock in both companies that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a company prior to the transaction giving rise to the change and not with respect to the ownership interest in the other company.

         (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

         (g) "Committee" means the Compensation Committee of the Board, or such other committee established or designated by the Board to administer the Plan.

         (h) "Company" means Hayes Lemmerz International, Inc., a Delaware corporation.

         (i) "Disability" means the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or expected to last for a 12 continuous month period, and (ii) receiving income replacement disability benefits for a period of not less than 3 months under the employer's disability plan.

         (j) "Eligible Recipient" means an officer of the Company or of any Subsidiary.

         (k) "Employment Agreement" means an employment agreement between a Participant and the Company or a Subsidiary.

         (l) "Participant" means any Eligible Recipient selected by the Committee pursuant to Section 5 to be eligible to receive an Award.

         (m) "Performance Goals" means a goal or goals established by the Committee in its sole discretion for a Performance Period against which a Participant's actual performance will be measured.

         (n) "Performance Period" means any period as determined by the Committee with respect to which an Award may be granted.

         (o) "Plan" means this Hayes Lemmerz International, Inc. Officer Bonus Plan.

         (p) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         (q) "Termination of Employment" means that a Participant's employment with the Company and all its Subsidiaries terminates.

         Section 3. Administration.

         (a) The Plan shall be administered by the Committee, which shall serve at the pleasure of the Board. Pursuant to the terms of the Plan, the Committee shall have the power and authority, without limitation:

                  (i) to select those Eligible Recipients who shall be Participants;

                  (ii) to determine whether and to what extent Awards are to be granted hereunder to Participants;

                  (iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder;

                  (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards granted hereunder;

                  (v)   to determine the amount payable under any Award;

                  (vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

                  (vii) to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto) in its sole discretion and to otherwise supervise the administration of the Plan.

         (b) All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, each Subsidiary and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. The Plan and grants of Awards made pursuant to the Plan are intended to the extent applicable, to satisfy the requirements of section 409A of the Code and the Plan shall be interpreted in a manner consistent with the requirements thereof. Notwithstanding anything to the contrary, the Plan shall be administered in accordance with section 409A of the Code to the extent applicable.

         Section 4. Change of Control

         Unless otherwise determined by the Committee and set forth in the applicable Award Agreement, in the event of a Change of Control, each Participant shall become fully vested in the target Award under each then-outstanding Award, and any amounts payable under any then-outstanding Award shall be paid in a cash lump sum as soon as administratively feasible after such Change of Control.

         Section 5. Eligibility.

         The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among Eligible Recipients.

         Section 6. Establishment of Performance Goals

         (a) For each Performance Period, the Committee shall establish and set forth in the Award the Performance Goals applicable to each Participant. The Performance Goals will be determined by the Committee in its sole discretion, including without limitation, the execution of objectives related to the Company's operating or strategic plans.

         (b) As determined in the sole discretion of the Committee, the Performance Goals for any Performance Period (i) may differ from Participant to Participant; (ii) be based on the performance of the Company as a whole or the performance of a specific Participant, or Subsidiary, division, department, region, function or business unit of the Company; and (iii) be measured on an absolute basis or in relation to a peer group or an index. Awards granted under the Plan may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall determine.

         (c) Notwithstanding anything to the contrary contained herein, for each Performance Period, the Committee may amend or adjust the performance measures in its sole discretion.

         Section 7. Awards

         (a) The Committee, in its sole discretion, shall assign each Participant a target Award expressed as a percentage of Base Salary.

         (b) The Committee, in its sole discretion, shall establish a payout table or formula for purposes of determining the Award (if any) payable to each Participant. Each payout formula or table shall (i) be in writing; (ii) be based on a comparison of actual performance to the Performance Goals; (iii) provide for the payment of a Participant's target Award if the Performance Goals for the Performance Period are achieved; and (iv) provide for an actual Award greater than or less than the Participant's target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

         (c) After the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. However, each Participant's actual Award (if any) shall be subject to the maximum provided in
Section 8.

         (d) The Committee, in its sole discretion, may eliminate any Participant's Award, or increase or reduce it.

         Section 8. Maximum Award Payable.

         The maximum amount payable to a Participant under an Award with respect to any single Performance Period shall not exceed 300 percent of the Base Salary of the Chief Executive Officer or 200 percent of the Base Salary of any other Eligible Recipient.

         Section 9. Payment of Awards

         (a) Payment of any amount due under an Award shall be paid in accordance with the terms of the Award Agreement. (b) Unless otherwise specifically provided in the Award Agreement, a Participant will only be entitled to payment of an Award if the Participant is an Officer on the date of payment. If payment of an Award is triggered by a Termination of Employment (other than due to death, Disability or Change of Control), such amount shall not be paid until the seventh month following such Termination of Employment. In the event an Award is payable to a Participant subsequent to the Participant's death, such payment shall be made in cash to the Participant's estate.

         Section 10. Amendment and Termination.

         The Board may amend, alter or discontinue the Plan or any Award; provided, however, that no such amendment shall impair the vested rights of any Participant without his or her consent.

         Section 11. Withholding Taxes.

         The Company shall withhold all applicable income and other taxes from any Award payment to any Participant, including any federal, FICA, state and local taxes.

         Section 12. General Provisions.

         (a) Any amount payable under an Award shall be payable solely from the general assets of the Company. Each Participant's right to any payment under of an Award shall be solely as an unsecured general creditor of the Company.

         (b) Neither the adoption of the Plan nor the granting of any Award shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of any of its Eligible Recipients at any time. The granting of one Award to an Eligible Recipient shall not entitle the Eligible Recipient to any additional grants of Awards thereafter.

         (c) The provisions of the Plan and applicable Award Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company and upon the Eligible Recipient and his or her heirs, successors and administrators.

         (d) In the event any one or more of the provisions of the Plan or any Award Agreement shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         Section 13. Effective Date.

         The Plan shall be effective as of May 1, 2005.

         Section 14. Governing Law.

         The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.